Filed Pursuant to Rule 433

Registration Nos. 333-223982 and 333-223982-02

September 28, 2020

FIXED RATE NOTES PRICING TERM SHEET

GlaxoSmithKline Capital plc

$1,250,000,000 0.534% Notes due 2023

Fully and unconditionally guaranteed by

GlaxoSmithKline plc

Issuer:	GlaxoSmithKline Capital plc

Guarantor:	GlaxoSmithKline plc

Security:	0.534% Notes due 2023 (the “Notes”)

Trade Date:	September 28, 2020

Expected Settlement Date:	October 1, 2020 (T+3)

Maturity Date:	October 1, 2023

Principal Amount:	$1,250,000,000 aggregate principal amount

Coupon:	0.534%

Interest Payment Dates:	April 1 and October 1 of each year, beginning on April 1, 2021

Price to Public:	100.000% of principal amount

Benchmark Treasury:	0.125% due September 15, 2023

Benchmark Treasury Price and Yield:	99-29 1⁄4 ; 0.154%

Spread to Benchmark Treasury:	38 bps

Yield to Maturity:	0.534%

Make-whole call:	At any time prior to October 1, 2022 at a discount rate of the Treasury Rate (as defined in the preliminary prospectus supplement) plus 10 basis points

Par call:	On or after October 1, 2022 at 100%

Gross Proceeds to Issuer:	$1,250,000,000

Underwriting Discount and Commissions:	0.250%

Net Proceeds to Issuer:	$1,246,875,000

Denominations:	Minimum of $2,000 principal amount and integral multiples of $1,000 in excess of $2,000

Day Count Convention:	30/360

CUSIP/ISIN:	377373 AL9 / US377373AL97

Anticipated Ratings:	A2 (negative) by Moody’s Investors Service, Inc.
A (stable) by Standard & Poor’s Ratings Services

Business Day:	New York and London

Expected Listing:	New York Stock Exchange

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC

Co- Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Standard Chartered Bank

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail clients in the EEA or the U.K.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

To the extent that Standard Chartered Bank intends to effect any offers or sales of any Notes in the United States, it will do so through one or more U.S. registered broker dealers in a manner consistent with applicable law and regulations.

The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, nor the accompanying prospectus, nor any other offering or marketing material relating to the Notes, constitutes or will constitute a prospectus pursuant to the FinSA, and neither this prospectus supplement, nor the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

The issuer and the guarantor have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 and Morgan Stanley & Co. LLC toll-free at 1-800-584-6837.